Exhibit 21.1

SUBSIDIARIES OF SOMALOGIC, INC.

Name of Subsidiary	Jurisdiction
SomaLogic Operating Co., Inc.	Delaware
SomaLogic Limited	United Kingdom
Panther Merger Subsidiary II, LLC	Delaware
SomaLogic Singapore PTE. LTD.	Singapore